Exhibit 10.3

SECOND AMENDMENT TO LEASE
(EXTENSION)

This Second Amendment to Lease (the "Agreement") is entered into as of November 5, 2015, by and between PR 1401 RICE, LLC, a Delaware limited liability company (successor in interest to Sunbelt Enterprises) ("Landlord") and CALAMP CORP., a Delaware corporation ("Tenant") with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Standard Industrial/Commercial Single-Tenant Lease – Net dated March 31, 2003, as amended by an Addendum to Lease dated June 10, 2003 ("Addendum"), and a First Amendment to Lease dated December 20, 2010 (the "Original Lease") of certain premises (the "Premises") commonly known as 1401 Rice Ave., Oxnard, California, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the "Lease" shall refer to the Original Lease, as amended by the Addendum, and this Agreement.

B. Landlord and Tenant desire to amend the Original Lease to extend its term and to make other modifications on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1. The Original Lease Expiration Date is hereby changed to June 30, 2017 (the "Second New Expiration Date"). The period from July 1, 2016 (the "Second Extension Commencement Date") to the Second New Expiration Date is referred to herein as the "Second Extension Term."

2. Commencing on the Second Extension Commencement Date and throughout the Second Extension Term, Tenant shall pay to Landlord monthly Base Rent in the amount of $50,961.14.

3. Tenant is in possession of the Premises and will accept the same, as of the commencement of the Second Extension Term in its "as is" condition, without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements therein, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements thereto, or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Premises, except as may be expressly provided otherwise in this Agreement, and except for any obligations of Landlord to maintain or repair the Premises as set forth in the Original Lease.

4. Except as otherwise provided in this Agreement, all of the terms and conditions of the Original Lease shall continue to apply during the Second Extension Term.

5. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Unire Real Estate Group, Inc., ("Landlord's Broker") and Cresa Los Angeles ("Tenant's Broker"). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker, agent, finder or similar person other than Landlord's Broker and Tenant's Broker. The commission with respect to this Agreement shall be paid to Landlord's Broker by Landlord pursuant to a separate agreement. Landlord's Broker will pay Tenant's Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord's Broker.

6. As additional consideration for this Agreement, Tenant hereby certifies that:

(a) Tenant is in possession of the Premises.

(b) To Tenant's Knowledge, ("Knowledge" means Tenant's actual knowledge without any independent investigation and without constructive or imputed knowledge), there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(c) All of Landlord's obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied.

(d) To Tenant's Knowledge, there are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

7. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant, except as required by law, by any court, or by reason of a party's status as a company required to file periodic quarterly and audited annual financials with the United States Securities and Exchange Commission or a similar entity, agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity (except for Tenant's disclosure to Tenant's attorneys, accountants or consultants which shall not require Landlord's consent) without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord and Tenant shall not be bound by this Agreement until Landlord and Tenant have executed and delivered the same to each other. Time is of the essence of this Agreement and the provisions contained herein.

8. As an inducement to Landlord to enter into this Agreement, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant's compliance with the terms hereof. Any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under this Lease and shall be covered by the indemnity provisions of Section 8.7 of the Original Lease. The representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

9. Tenant hereby represents, warrants and covenants to Landlord that, as of the date hereof and throughout the term of the Lease, it is not (i) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), that is subject to Section 4975 of the Code, or (iii) an entity deemed to hold “plan assets” of any such employee benefit plan or plan. In addition, Tenant represents, warrants and covenants to Landlord that it is not a “governmental plan” as defined in Section 3(32) of ERISA and is not subject to State statutes regulating investments of and fiduciary obligations with respect to government plans which would be violated by the transactions contemplated by the Lease.

10. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

11. Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Building has not undergone an inspection by a Certified Access Specialist~~”~~ and Landlord makes no representations as to the compliance of the Premises or the Building with accessibility standards.

12. If Tenant is billed directly by a public utility with respect to Tenant's electrical usage at the Premises, upon request by Landlord in writing from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's electricity usage with respect to the Premises directly from the applicable utility company.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

PR 1401 RICE, LLC, a Delaware limited liability company

	By:	PRISA LHC, LLC, a Delaware limited liability company, its sole member

	By:	/s/ Pedro Sanchez

	Name:	Pedro Sanchez

	Title:	Vice President

Tenant:

CALAMP CORP., a Delaware corporation

By:	/s/ Garo Sarkissian

Garo Sarkissian, Vice President
[Printed Name and Title]

By:	/s/ Richard Vitelle

Richard Vitelle, Executive VP and CFO
[Printed Name and Title]

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.